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                                   EXHIBIT 99



For Immediate Release                                              NEWS RELEASE
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                               Contact: Thomas F. Tatarczuch, VP. Finance
                                              717-264-7161 Extension 4464


                    TB WOOD'S SHAREHOLDERS ELECT NEW DIRECTOR



         Chambersburg, PA (January 24, 2003) - TB Wood's Corporation (Nasdaq:
TBWC) announced that Rick Lazio has been elected to the Board of Directors on January 23, 2003. Mr. Lazio is former four term congress person from New York state. He is the CEO of Financial Services Forum, an organization working to shape the financial future of this nation. He is a graduate of Vassar College and American University Law School. TB Wood's Chairman, Thomas C. Foley, commenting on the announcement, said, "We are delighted that Rick has agreed to join our Board. His extensive knowledge and experience will prove an invaluable asset as we continue to pursue growth opportunities for our Company."

         Mr. Foley also expressed his gratitude to Bob Dole who recently retired from the Board after more than five years of dedicated service to the Company. Mr. Foley said, "We appreciate and will miss the assistance, wise counsel, and enthusiasm Bob brought to our Board and we are grateful he has offered to remain available to us on an informal basis."

         TB Wood's is an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products, which are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, the Company operates production facilities in the United States, Mexico, Italy, Germany, and India.

         This press release contains statements which are forward looking within the meaning of applicable securities laws. These statements include or imply projections of future performance that are based upon the Company's expectations and assumptions. These expectations and assumptions, as well as the Company's future performance, are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in various of the Company's documents filed with the SEC.

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